UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
July 26, 2011

SALON MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26395	94-3228750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 Spear Street, Suite 203, San Francisco, California 94105
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(415) 645-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on July 7, 2011, Salon Media Group, Inc. (the “Company”) appointed David Talbot, a member of the Company’s Board of Directors, as interim chief executive officer (CEO) of the Company succeeding Mr. Richard Gingras who resigned from his position as the CEO and Director of the Company on June 21, 2011, effective as of July 8, 2011.

On July 26, 2011, Mr. Talbot entered into an employment agreement with the Company (the “Employment Agreement”) dated July 22, 2011, establishing the terms and conditions of his service as Chief Executive Officer from and after July 18, 2011.  Pursuant to the employment agreement, Mr. Talbot will be paid a base salary of $17,500 semi-monthly (which equals $210,000 per year), less applicable tax and other withholdings, and will be eligible to participate in various Company fringe benefit plans, including medical, dental, vision, short term disability, long term disability, life insurance, 401(k), and vacation programs.  Mr. Talbot also received an option to acquire 400,000 shares of the Company’s common stock pursuant to the Company’s 1994 Plan, vesting at the rate of 100,000 every three months, provided Mr. Talbot remains employed as the interim CEO of the Company. The first vesting will take place on October 31, 2011, with subsequent vestings on January 31, 2012, April 30, 2012 and July 31, 2012.  Additionally, Mr. Talbot will be eligible to receive an additional 750,000 of immediately vested stock options upon achievement of certain goals and the occurrence of one or more events as contemplated in the Employment Agreement.

A copy of the Employment Agreement is attached hereto as Exhibit 10.43, and this description of the terms thereof is qualified in its entirety by the terms therein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.43	Employment Agreement between David Talbot and Salon Media Group, Inc. entered into July 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2011

SALON MEDIA GROUP, INC.
Registrant

By:	/s/ Norman Blashka
Norman Blashka
Chief Financial Officer